Exhibit 99.1

NEWS

One Horizon Group Opens Regional Headquarters in Hong Kong

to Focus on Growth Opportunities in China and Hong Kong

LONDON, October 5, 2017 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced the opening of a regional headquarters office in Hong Kong. The office will be headed by Mark White, Chief Executive Officer, and Edwin C. Lun, who recently joined One Horizon as Chief Operating Officer to oversee the Company’s business development and operations in China and Hong Kong.

Mark White, Chief Executive Officer of One Horizon, said, “The Company is excited about growth opportunities in the Southeast Asia region for online and Software-as-a-Service (SaaS) businesses, primarily centered on the security, education and gaming markets. We believe there are attractive opportunities to acquire profitable online technology businesses based in the region with global growth prospects.”

Edwin C. Lun, Chief Operating Officer of One Horizon, said, “The opening of our regional headquarters will enable One Horizon to capitalize on expanding markets in China and Hong Kong for high-performance instant messaging solutions. We expect to build on the strong foundation we’ve established with our platform aimed at large, complex enterprise level projects where real-time communication is critical for business success.”

One Horizon’s new regional headquarters is located at Room 1808, 18/F Hutchison House, 10 Harcourt Road, Central, Hong Kong.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets primarily in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com